TSR, INC. AND SUBSIDIARIES
                                   EXHIBIT 23
                             TO REPORT ON FORM 10-K
                         FISCAL YEAR ENDED MAY 31, 1998

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
   and Stockholders
TSR, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-46755) on Form S-3 and registration statement (No. 333-47531) on Form S-8 of TSR, Inc. of our report dated July 15, 1998 relating to the consolidated balance sheets of TSR, Inc. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1998, which report appears in the May, 31 1998 annual report on Form 10-K of TSR, Inc.




                                                     KPMG PEAT MARWICK LLP

Jericho, New York
August 24,1998